Exhibit 99.1

AmerisourceBergen Corporation

P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AmerisourceBergen Announces Accelerated Share Repurchase Transaction

VALLEY FORGE, Pa. March 31, 2005 – AmerisourceBergen Corporation (NYSE: ABC) today announced it entered into an agreement effective March 30, 2005 to repurchase 5,264,400 shares of its common stock in an accelerated share repurchase transaction with Bank of America, N.A. at a price per share of $55.80. The accelerated repurchase transaction will complete the Company’s previously authorized 5.7 million share repurchase program.

The Company expects to settle the repurchase transaction today, and to fund the settlement with cash. The shares repurchased by the Company from Banc of America will be held as treasury stock.

Under the terms of the agreement, Bank of America or its affiliates will subsequently purchase an equivalent amount of shares of the Company’s common stock in the open market, which are expected to be completed by the end of April 2005.

The shares repurchased by the Company are subject to a contingent purchase price adjustment based on the volume weighted average price of the equivalent number of shares purchased by Bank of America or its affiliates during the subsequent purchase period.

About AmerisourceBergen

AmerisourceBergen® (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $48 billion in operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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